EXHIBIT 23.1
                                                                    ------------


             CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our reports dated February 23, 2005 (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Independent Registered Chartered Accountants on Canada - United States of America Reporting Differences relating to changes in accounting principles that have a material effect on the comparability of the financial statements, changes in accounting principles that have been implemented in the financial statements and a restatement of the financial statements) appearing in the Annual Report on Form 40-F of ARC Energy Trust for the year ended December 31, 2004.



/s/ Deloitte & Touche LLP
---------------------------------
Independent Registered Chartered Accountants
Calgary, Alberta, Canada

February 23, 2005